UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 22, 2005

Q Comm International, Inc.
(Exact name of registrant as specified in its charter)

Utah
(State or other jurisdiction of incorporation)

001-31718	87-0674277
(Commission File Number)	(IRS Employer Identification No.)

510 East Technology Avenue, Building C Orem, Utah	84097
(Address of principal executive offices)	(Zip Code)

(801) 226-4222
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02 (a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On May 5, 2005, Q Comm International, Inc. (the “Company”) received a comment letter from the SEC in connection with the SEC's statutory review of the Company's Form 10-KSB for the fiscal year ended December 31, 2004. This letter contained a comment regarding the Company’s revenue recognition policy on its sales of consigned wireless personal identification numbers (PINs). On June 14, 2005, the Company received additional comments in which the SEC stated it believed the Company should recognize revenue from its consigned PIN inventory sales on a net basis rather than a gross basis. The Company believes that this change in accounting will not have an impact on the Company’s net loss or cash balances. Based on these comments, on June 16, 2005, the Company elected to change its revenue recognition policy on sales of consigned PINs. The Company’s management and Audit Committee concluded that this change in policy requires the restatement of the financial information presented in the Company’s Annual Report on Form 10-KSB for fiscal year ended December 2004 and in its Form 10-Q for the three months ended March 31, 2005. As such, the Company’s financial information in the 10-KSB and the 10-Q should no longer be relied upon. The Company has discussed the matter disclosed herein with Tanner LC, the Company’s independent registered public accounting firm.

The change in the Company’s revenue recognition policy is expected to reduce revenue for the fiscal year ended 2004 by approximately 49% to 53% from $41 million, to between $18 and $20 million and reduce operating expenses by a corresponding amount. The impact of this change for the Form 10-Q for quarter ended March 31, 2005 is expected to reduce revenue by approximately 37% to 41% from $15 million to between $9 and $10 million and reduce operating expenses by a corresponding amount.

In addition, on June 21, 2005, the Company’s management determined that its former CFO acted without authorization in advancing $1,525,000 to a supplier to be used by the supplier as a deposit for telephone headset purchases. The supplier owed the Company approximately $460,000 for unusable PINs the Company had previously purchased from the supplier, and the former CFO was apparently aiding the supplier in trying to generate funds to repay the Company by facilitating the supplier’s purchase and resale of the wireless telephones. Those resales did not occur as planned by the supplier and $1.9 million is now due to the Company from this supplier. The Company’s December 31, 2004 and March 31, 2005 balance sheets erroneously reflected $925,000 of repayment of this total balance owing in its cash and other asset accounts. As a result of the company advancing $1.5 million, it believes it has rights to the wireless telephones the sale of which is expected to cover up to $1.0 million of the suppliers obligation. The Company has approximately $1 million in reserves on the balance sheet to offset the receivable from the supplier. If these sales do not materialize, the Company may be obligated to reduce the assets listed in its December 31, 2004 balance sheet by as much as $925,000. In either event, upon completion of its investigation of this matter, the Company will be required to amend and restate its Form 10-KSB for fiscal year ended December 2004 and Form 10-Q for quarter ended March 31, 2005.

The discussion of the Company’s revised financial results contained in this Current Report on Form 8-K has been prepared by management and represents management’s preliminary assessment of the revised results, which have not been audited or reviewed by Tanner LC. While the Company is not aware of any other accounting issues requiring adjustment to any prior period financial statements, there can be no assurance that the Company or its registered independent public accounting firm will not find additional accounting issues requiring adjustment as the investigation and restatement process is completed.

Under Public Company Accounting Oversight Board Auditing Standard No. 2, the restatement of the Company’s financial statements is an indicator that a material weakness in internal control over financial reporting exists. The Company’s management is reviewing its disclosure controls and internal controls over financial reporting to remediate the situation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q Comm International, Inc.

Dated: June 22, 2005	By: /s/ Mark W. Robinson

Mark W. Robinson
Chief Financial Officer